AMENDMENT NO. 1 TO
                            STOCK PURCHASE AGREEMENT


                  THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of December 14, 2000, is made and entered into between and among Applied Digital Solutions, Inc., a Missouri corporation ("Buyer"), and John H. Spielberger, Catherine Spielberger, and Bearpen Limited Partnership (collectively, the "Sellers").

                        W I T N E S S E T H   T H A T :

                  WHEREAS, Buyer ands Sellers entered into that certain Stock Purchase Agreement, dated as of November 13, 2000 (such Stock Purchase Agreement, as modified hereby, and as it may be amended, modified, supplemented or restated from time to time in the future, being hereinafter referred to as the "Purchase Agreement"), pursuant to which Buyer agreed to acquire certain securities of SysComm International Corporation (the "Company") on the terms and conditions set forth therein;

                  WHEREAS, on the date hereof, Buyer and Seller have agreed to waive certain conditions to Closing and to modify the terms previously agreed to in order to realize the benefits of the transactions contemplated by the Purchase Agreement, all as specified in more detail herein;

                  NOW, THEREFORE, in consideration of the terms, conditions and considerations contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Amendment to Article I of the Purchase Agreement. The Purchase Agreement is hereby amended by deleting the entire Article I thereof and replacing it with the following:

                                    ARTICLE I
                                PURCHASE AND SALE

                  1.1. The SYCM Shares. Upon the terms and subject to the conditions set forth in this Agreement, on the date hereof (the "Escrow Date"), the Sellers shall sell to the Buyer and deliver to the Escrow Agent (as defined below), upon the terms and conditions set forth in that certain Escrow Agreement executed concurrently herewith in form and substance identical to Exhibit C attached hereto, by the Buyer and Sellers (among others), free and clear of all security interests, claims, and restrictions, and Buyer shall purchase and accept from Sellers, the shares of SYCM common stock reflected on Schedule 1.1 consisting of an aggregate of two million five hundred seventy thousand (2,570,000) shares of SYCM common stock now held by Sellers (the "SYCM Shares"). The term "Escrow Agent" shall have the meaning ascribed thereto in the Escrow Agreement.

                  1.2 Consideration. (a) The consideration that Buyer shall pay Sellers for the SYCM Shares, the obligations of Sellers under Article VI, and the other rights of Buyer hereunder, to be allocated 74.71% to Spielberger, 1.94% to Catherine Spielberger, and 23.35% to Bearpen Limited Partnership, shall be an aggregate value of $4,500,000, payable (i) in part either in shares of the Buyer's common stock or by promissory note, and (ii) in part in cash. Concurrent with the execution hereof, Buyer will deliver to the Escrow Agent (a) cash in an amount (the "Cash") equal to One Million Seven Hundred Forty-Six Thousand, Four Hundred Sixty-One and NO/100 Dollars ($1,746,461.00), (b) One Million Six Hundred Ninety-Nine Thousand Seven Hundred Fifteen (1,699,715) shares of the Buyer's common stock with an aggregate value equal to the difference between Four Million Five Hundred Thousand Dollars ($4,500,000) and the value of the Cash (the "ADS Shares"), with the number of the ADS Shares to be delivered to the Escrow Agent having been calculated using as the per share value thereof the average of the closing price for the Buyer's common stock for the five (5) consecutive trading days ending on December 7, 2000 (the "Escrow Date Average Price"), and (c) a promissory note in form and substance identical to Exhibit D attached hereto in principal amount equal to the difference between Four Million Five Hundred Thousand Dollars ($4,500,000) and the value of the Cash.

                  (b) In further consideration for the SYCM Shares, if, on or prior to, May 31, 2001, the Escrow Agent releases the ADS Shares to the Sellers pursuant to the Escrow Agreement, and if the closing price for the Buyer's common stock on the second trading day prior to the release of the ADS Shares from the Escrow Agent to the Sellers (the "Release Date Price") is less than the Escrow Date Average Price, the following price protection provisions shall apply: additional shares of the Buyer's common stock (the "Price Protection Shares") shall be issued to Sellers within ten business days thereafter, so that, after such issuance, the aggregate value of the ADS Shares together with the Price Protection Shares, all valued at the Release Date Price, shall be equal to the aggregate value of the original number of the ADS Shares valued at the Escrow Date Average Price. If Buyer is required to deliver the Price Protection Shares as described in this paragraph which Price Protection Shares exceed the number of ADS Shares included in the Registration Statement (referred to in Section 7.1), Buyer shall cause such excess Price Protection Shares to be included in the Registration Statement, by post-effective amendment or otherwise as agreed to by the Parties.

                  1.3 [Omitted.].

                  1.4 Deliveries of Sellers. Subject to the conditions to Sellers' obligations in Article V, at the Escrow Date, Sellers shall deliver to the Escrow Agent a certificate or certificates evidencing the SYCM Shares, duly endorsed or accompanied by a duly executed stock power, and to the Buyer the documents identified in Article IV, together with the Escrow Agreement, and a Proxy with respect to the SYCM Shares in form and substance satisfactory to the Buyer, duly executed by Sellers.

                  1.5 Deliveries of Buyer. Subject to the conditions to Buyer's obligations in Article IV, at the Escrow Date, Buyer shall deliver to the Escrow Agent the Cash, by wire transfer of immediately available funds, a certificate

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

or certificates evidencing the ADS Shares, newly issued or duly endorsed or accompanied by a duly executed stock power, the Promissory Note, and to Sellers the Escrow Agreement and the documents identified in Article V, duly executed by Buyer.

                  1.6 Reconciliation. The parties acknowledge that the amount of the cash received by the Buyer under the IPC Agreement may be subject to adjustment thereunder. In the event such amount is adjusted, a similar adjustment shall be made under this Agreement, pursuant to which Buyer shall be entitled to reimbursement in cash by the Escrow Agent for the excess amount paid by Buyer on the date hereof, with a corresponding increase in the number of ADS Shares to be delivered to the Escrow Agent.

                  2. Amendment to Sections 4.8, 5.5, 5.6, 7.1, 7.6, 7.7 and 9.6.
The Purchase Agreement is hereby amended by deleting Sections 4.8, 5.5, 5.6, 7.1, 7.6, 7.7 9.6 and 9.8 thereof and replacing each of them, respectively, with the following:

                  4.8 Board Resignations. All members of the Board of Directors of the Company, including John H. Spielberger, shall have resigned and David A. Loppert and Anat Ebbenstein shall have been appointed thereto.

                  5.5 [omitted.]

                  5.6 Agreement with Company. The Company shall have executed an employment or consulting agreement providing Spielberger on terms no less favorable to Spielberger than the following: (i) a five year term; (ii) payment at a rate of $120,000 per year; (iii) the ability to keep the two vehicles currently being provided to Spielberger and have reasonable expenses in connection therewith reimbursed, so long as Spielberger is actively consulting for the Company; and (iv) the granting of the right to acquire 300,000 shares of the common stock of the Company at a per share exercise price equal to the closing market price of the Buyer's common stock on November 13, 2000 in form attached hereto as Exhibit B.

                  7.1 Mandatory Registration. The Buyer shall use its best reasonable efforts to cause a registration statement on Form S-3 (or such other form as is available for such a registration) covering the resale of at least One Million Six Hundred Ninety-Nine Thousand Seven Hundred Fifteen (1,699,715) of the ADS Shares (the "Registration Statement") to be filed with the SEC on or before February 15, 2001, and declared effective as soon as practicable thereafter, and to remain effective for at least one year following the effective date thereof. If any Price Protection Shares are issued to the Sellers pursuant to Section 1.2(b), the Buyer shall use its reasonable best efforts to include such excess shares in another registration statement as promptly as practical following the date of issuance but in any event no later than August 31, 2001, and will cause such registration statement to remain effective for at least one year following its effective date.

                  7.6 [Omitted.]

                  7.7 [Omitted.]

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

                  9.6  Expenses.  Sellers  (and not the  Company)  shall pay all costs and expenses incurred on behalf of themselves or the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees and expenses of attorneys, investment bankers and accountants. Notwithstanding the foregoing, on the Escrow Date, the Buyer shall cause to be paid the reasonable attorney's and accountant's fees incurred by Sellers in connection herewith, up to a maximum of $75,000.

                  9.8 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Florida, without reference to its conflict of law rules.

                  3. Substitution of "Escrow Date" for "Closing". The Purchase Agreement is hereby further amended by deleting, in each instance where they appear throughout the Purchase Agreement, the defined terms "Closing" and "Closing Date" and substituting therefor the defined term "Escrow Date."

                  4. Address for Notice to Sellers. The address for notice to the Sellers under Section 9.1 of the Purchase Agreement is hereby amended to read as follows:

                  c/o John H. Spielberger
                  785 Pine Island Drive
                  Melbourne, Florida  32940

                  5. Governing Law. This Amendment shall be deemed to have been made in the State of Florida, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and to be performed solely within such State, without giving effect to its conflicts of laws principles or rules.

                  6. Section Headings. The section headings contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  [Remainder of page intentionally blank.]





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




                  IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.


                                                 APPLIED DIGITAL SOLUTIONS, INC.


                                                 By: /s/ David A. Loppert
                                                    ----------------------------
                                                 Name:  David A. Loppert
                                                 Title: Senior Vice-President


                                                 By: /s/ John H. Spielberger
                                                    ----------------------------
                                                 Name:  John H. Spielberger


                                                 By:  /s/ Catherine Spielberger
                                                    ----------------------------
                                                 Name:  Catherine Spielberger


                                                 BEARPEN LIMITED PARTNERSHIP


                                                 By: /s/ John H. Spielberger
                                                    ----------------------------
                                                 Name:  John H. Spielberger
                                                 Title:  a General Partner


                                                 By: /s/ Catherine Spielberger
                                                    ----------------------------
                                                 Name:  Catherine Spielberger
                                                 Title:  a General Partner


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